Exhibit 99.1

Contact: Charity Frantz
July 16, 2020	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES SECOND QUARTER 2020 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2020.

Dividend Declared

On July 16, 2020, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on August 7, 2020 to shareholders of record as of July 27, 2020.

Acquisitions of Covenant Financial, Inc. and Monument Bancorp, Inc.

C&N’s acquisition of Covenant Financial, Inc. (“Covenant”) was completed July 1, 2020. Covenant was the parent company of Covenant Bank, a commercial bank which operated a community bank office in Bucks County, Pennsylvania and another in Chester County, Pennsylvania. Pursuant to the transaction, Covenant merged with and into C&N and Covenant Bank merged with and into C&N’s bank subsidiary, Citizens & Northern Bank. Based on the average of the high and low C&N stock trading prices of $20.32 per share on July 1, 2020, the total transaction value was approximately $63.3 million, including approximately 75% of the consideration paid in C&N common stock and 25% paid in cash. Holders of Covenant common stock prior to the consummation of the merger held approximately 12.9% of C&N’s common stock outstanding immediately following the merger. With the addition of Covenant, C&N is projected to have assets of approximately $2.3 billion.

The acquisition of Covenant follows the acquisition of Monument Bancorp, Inc. (“Monument”) on April 1, 2019. Monument was the parent company of Monument Bank, with two community banking offices and a lending office in Bucks County, Pennsylvania. Monument merged with and into C&N and Monument Bank merged with and into Citizens & Northern Bank. The total transaction value of the Monument acquisition was $42.7 million.

In the first six months of 2020, C&N incurred pre-tax merger-related expenses related to the Covenant transaction of $1.1 million, including expenses totaling $983,000 in the second quarter 2020. Merger-related expenses include severance and similar expenses as well as initial expenses related to conversion of Covenant’s core customer system data into C&N’s core system and legal and other professional expenses. Management estimates total pre-tax merger-related expenses associated with the Covenant transaction will be approximately $8.0 million, with most of the expenses expected to be incurred in the third quarter 2020.

Merger-related expenses associated with the Monument transaction totaled $3.6 million in the first six months of 2019, including $3.3 million in the second quarter 2019.

Unaudited Financial Information

Net income was $0.39 per diluted share in the second quarter 2020, up from $0.30 in the first quarter 2020 and $0.27 in the second quarter 2019. For the six months ended June 30, 2020, net income per diluted share was $0.70, up from $0.67 per share for the first six months of 2019.

Earnings for 2020 and 2019 have been impacted by merger-related expenses from the Covenant and Monument transactions. As described below, excluding merger-related expenses and net realized gains on securities, adjusted (non-U.S. GAAP) earnings of $0.45 per share for the second quarter 2020 were slightly lower than the comparative $0.46 per share for the second quarter 2019, and adjusted (non-U.S. GAAP) earnings were $0.76 per share for the first six months of 2020 as compared to $0.89 per share for the first six months of 2019.

The following table provides a reconciliation of C&N’s second quarter and six months ended June 30, 2020 and 2019 unaudited earnings results under U.S. generally accepted accounting principles (U.S. GAAP) to comparative non-U.S. GAAP results excluding merger-related expenses and net realized gains on securities. Management believes disclosure of unaudited second quarter and six-months ended June 30, 2020 and 2019 earnings results, adjusted to exclude the impact of these items, provides useful information to investors for comparative purposes.

RECONCILIATION OF NET INCOME AND
DILUTED EARNINGS PER SHARE TO NON-U.S.
GAAP MEASURE
(Dollars In Thousands, Except Per Share Data)
(Unaudited)	2nd Quarter 2020				2nd Quarter 2019
	Income			Diluted	Income			Diluted
	Before	Income		Earnings	Before	Income		Earnings
	Income	Tax		per	Income	Tax		per
	Tax	Provision	Net	Common	Tax	Provision	Net	Common
	Provision	(1)	Income	Share	Provision	(1)	Income	Share
Results as Presented Under U.S. GAAP	$6,693	$1,255	$5,438	$0.39	$4,342	$693	$3,649	$0.27
Add: Merger-Related Expenses	983	200	783		3,301	673	2,628
Net Gains on Available-for-Sale Debt
Securities	0	0	0		(7)	(1)	(6)
Adjusted Earnings, Excluding Effect of Merger-
Related Expenses and Net Gains on Available-
for Sale Debt Securities (Non-U.S. GAAP)	$7,676	$1,455	$6,221	$0.45	$7,636	$1,365	$6,271	$0.46

	6 Months Ended June 30, 2020				6 Months Ended June 30, 2019
	Income			Diluted	Income			Diluted
	Before	Income		Earnings	Before	Income		Earnings
	Income	Tax		per	Income	Tax		per
	Tax	Provision	Net	Common	Tax	Provision	Net	Common
	Provision	(1)	Income	Share	Provision	(1)	Income	Share
Results as Presented Under U.S. GAAP	$11,675	$2,071	$9,604	$0.70	$10,413	$1,674	$8,739	$0.67
Add: Merger-Related Expenses	1,124	229	895		3,612	739	2,873
Net Gains on Available-for-Sale Debt
Securities	0	0	0		(7)	(1)	(6)
Adjusted Earnings, Excluding Effect of Merger-
Related Expenses and Net Gains on Available-
for Sale Debt Securities (Non-U.S. GAAP)	$12,799	$2,300	$10,499	$0.76	$14,018	$2,412	$11,606	$0.89

(1)	Income tax has been allocated based on an income tax rate of 21%. The tax benefit associated with merger-related expenses has been adjusted to reflect the estimated nondeductible portion of the expenses.

Additional highlights related to C&N’s second quarter and June 30, 2020 year-to-date unaudited earnings results as compared to the first quarter 2020 and comparative periods of 2019 are presented below.

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Second Quarter 2020 as Compared to First Quarter 2020

Net income was $5,438,000, or $0.39 per diluted share, for the second quarter 2020, up from $4,166,000, or $0.30 per diluted share, in the first quarter 2020. Excluding the effects of merger-related expenses, adjusted (non-U.S. GAAP) earnings per share were $0.45 per share for the second quarter 2020, up from a similarly adjusted $0.31 per share for the first quarter 2020. Other significant variances were as follows:

•	C&N recognized a credit for loan losses of $176,000 in the second quarter 2020, a reduction in expense of $1,704,000 as compared to the provision for loan losses of $1,528,000 recognized in the first quarter 2020. The credit for loan losses in the second quarter 2020 included the benefit of repayment of a loan for less than the full principal balance, resulting in a charge-off of $107,000 on a commercial loan for which an allowance for loan losses of $674,000 had been recorded at March 31, 2020. In comparison, the provision for loan losses in the first quarter 2020 included the impact of recording a specific allowance of $1,193,000 related to a commercial loan. The specific allowance on this commercial loan remained at $1,193,000 at June 30, 2020. The outstanding balance on this commercial loan was $3.5 million at June 30, 2020 and March 31, 2020. In total, the second quarter 2020 provision included a net credit of $255,000 from the impact of a reduction in outstanding loans, excluding U.S. Small Business Administration (SBA) Paycheck Protection Program (“PPP”) loans; a net credit of $143,000 related to specific loans (net decrease in specific allowances on loans of $271,000 partially offset by net charge-offs of $128,000); a credit of $22,000 in the net charge-off experience factors used to estimate the allowance; and a charge of $244,000 attributable to increases in qualitative factors. There was no provision for loan losses recorded on PPP loans because the SBA guarantees the loans, subject to compliance with program requirements.

•	Net interest income totaled $14,246,000 in the second quarter 2020, down slightly from the first quarter 2020 amount of $14,282,000. The net interest margin was 3.65% in the second quarter 2020, down from 3.83% in the first quarter 2020. The average yield on earning assets decreased 0.33% while the average rate paid on interest-bearing liabilities decreased 0.18%. Margin compression reflected the impact of a significant drop in interest rates, as C&N experienced accelerated prepayments of principal in the loan and securities portfolios. Average outstanding loans increased $63.0 million, including average PPP loans of $77.8 million, and average total deposits increased $88.8 million. Growth in average deposits included the effects of deposits recognized from PPP activity and seasonal growth in municipal deposits.

•	Total noninterest income was $5,528,000 in the second quarter 2020, up $247,000 from the first quarter 2020 amount. Significant variances included the following:

➢	Net gains from sales of loans totaled $1,564,000 in the second quarter 2020, an increase of $1,249,000 over the first quarter total. The volume of residential mortgage loans soared in the second quarter 2020, as refinancing activity increased dramatically due to historically low interest rates.

➢	Total trust and brokerage revenues of $1,565,000 were up $86,000 from the first quarter 2020, reflecting the seasonal collection of fees related to income tax consulting and tax return preparation.

➢	Other noninterest income totaled $431,000, a decrease of $556,000 from the first quarter total. In the first quarter 2020, income from realization of tax credits totaled $504,000, including tax credits related to the Pennsylvania Educational Improvement Tax Credit program of $450,000. No revenue from tax credits was recorded in the second quarter 2020.

➢	Service charges on deposit accounts totaled $831,000 in the second quarter 2020, a decrease of $419,000, as the volume of consumer and business overdraft activity fell.

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➢	Loan servicing fees, net, were negative $158,000 (a decrease in revenue) in the second quarter 2020 as compared to negative $14,000 in the first quarter 2020. The fair value of mortgage servicing rights decreased $270,000 in the second quarter 2020, as compared to a decrease of $126,000 in the first quarter 2020, reflecting market assumptions that prepayments will increase due to lower interest rates.

•	Noninterest expense, excluding merger-related expenses, totaled $12,274,000 in the second quarter 2020, a decrease of $638,000 from the first quarter 2020 amount. Significant variances included the following:

➢	Pensions and other employee benefits expense were $419,000 lower in the second quarter 2020 as compared to the first quarter, reflecting the customary seasonal increase in payroll taxes and related benefit costs in the first quarter of each year.

➢	Other noninterest expense decreased $216,000. Within this category, significant variances included the following:

▪	Donations expense decreased $477,000, as the first quarter total included donations totaling $500,000 under the Pennsylvania Educational Improvement Tax Credit program.

▪	Expenses related to other real estate properties totaled $25,000, a decrease of $81,000.

▪	Incentive-based expenses payable to a consultant related to the overdraft privilege program totaled $6,000, a decrease of $45,000.

▪	Travel and entertainment expenses totaled $23,000, a decrease of $41,000.

▪	Other operational losses totaled $304,000, an increase of $264,000 over the first quarter amount, including an estimated accrual of $300,000 for penalties related to certain information returns.

▪	Losses on other real estate properties totaled $80,000 in the second quarter 2020 as compared to net gains of $52,000 in the first quarter.

▪	FDIC assessments expense totaled $111,000 in the second quarter as compared to $2,000 in the first quarter. For the previous several quarters, the FDIC had provided credits based on the funding level of the insurance fund that had offset all of the amounts that C&N would have otherwise been assessed. In the second quarter, C&N utilized a credit of $64,000, with no additional credit currently available to offset against assessments.

➢	Occupancy expense decreased $81,000, reflecting lower fuel and utility costs mainly due to seasonal changes in weather conditions.

➢	Professional fees expense increased $85,000, including employment recruiting costs associated with hiring a Trust and Financial Management Group executive.

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Second Quarter 2020 as Compared to Second Quarter 2019

As described above, second quarter 2020 net income was $5,438,000, and excluding the impact of merger-related expenses, adjusted (non-U.S. GAAP) earnings were $6,221,000. In comparison, second quarter 2019 net income was $3,649,000, and excluding merger-related expenses and net securities gains, adjusted (non-U.S. GAAP) earnings were $6,271,000. Other significant variances were as follows:

•	The credit for loan losses (reduction in expense) was $176,000 in the second quarter as compared to a credit of $4,000 in the second quarter 2019. Details concerning the second quarter 2020 credit for loan losses are provided above.

•	Second quarter 2020 net interest income of $14,246,000 was slightly higher than the second quarter 2019 total of $14,205,000. The net interest margin of 3.65% in the second quarter 2020 was down from 3.89% in the second quarter 2019. The average yield on earning assets of 4.22% in the second quarter 2020 was down 0.46% from the second quarter 2019, while the average rate paid on interest-bearing liabilities of 0.83% was lower by 0.29% from the second quarter 2019 level. Average outstanding loans in the second quarter 2020 of $1.231 billion were up $126.2 million (11.4%) from the corresponding second quarter 2019 amount. The average balance of PPP loans was $77.8 million in the second quarter 2020, as C&N participated in the PPP from its inception in early April 2020. Excluding PPP loans, average outstanding loans were 4.4% higher in the second quarter 2020 as compared to the second quarter 2019. Average total deposits of $1.349 billion in the second quarter 2020 were up $79.9 million from the second quarter 2019, with much of the growth attributable to PPP activity.

•	Total noninterest income for the second quarter 2020 was up $679,000 from the second quarter 2019 total. Significant variances included the following:

➢	Net gains from sales of loans of $1,564,000 for the second quarter 2020 were up $1,343,000 from the total for the second quarter 2019. The increase reflects an increase in volume of mortgage loans sold, due mainly to increased refinancing activity resulting from falling interest rates.

➢	Service charges on deposit accounts of $831,000 in the second quarter 2020 were down $446,000 from the second quarter 2019 amount, as the volume of consumer and business overdraft activity fell.

➢	Net revenue from loan servicing fees decreased $193,000, as net fees were negative $158,000 (a decrease in revenue) in the second quarter 2020 as compared to net revenue of $35,000 in the second quarter 2019. The fair value of mortgage servicing rights decreased $270,000 in the second quarter 2020, as compared to a decrease of $71,000 in the second quarter 2019, reflecting market assumptions that prepayments will increase due to lower interest rates.

•	Noninterest expense, excluding merger-related expenses, increased $852,000 in the second quarter 2020 over the second quarter 2019 amount. Significant variances included the following:

➢	Pensions and other employee benefits expense increased $394,000, mainly due to increased health care expenses from C&N’s partially self-insured plan.

➢	Professional fees expense increased $133,000, including costs associated with a change in certain trust administrative activities to handle them on an outsourced basis.

➢	Salaries and wages expense increased $88,000 (1.7%), reflecting the net impact of several factors, including: an increase in number of personnel to 337 full-time equivalent (FTEs) from 332 at June 30, 2019; annual merit-based salary adjustments; an increase in overtime pay related mainly to mortgage lending activity; a reduction in expense due to a higher proportion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated; and a slight reduction in incentive compensation expense.

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➢	Data processing expenses increased $78,000 (8.1%), including the impact of increases in software licensing costs associated with lending, trust and other functions.

➢	Pennsylvania shares tax expense increased $76,000 (21.9%), reflecting the impact of an increase in Citizens & Northern Bank’s stockholder’s equity.

Six Months Ended June 30, 2020 as Compared to Six Months Ended June 30, 2019

Net income for the six-month period ended June 30, 2020 was $9,604,000, or $0.70 per diluted share, while net income for the first six months of 2019 was $8,739,000, or $0.67 per share. Excluding the impact of merger-related expenses and net securities gains, adjusted (non-U.S. GAAP) earnings for the first six months of 2020 would be $10,499,000 or $0.76 per share as compared to similarly adjusted earnings of $11,606,000 or $0.89 per share for the first six months of 2019. Other significant variances were as follows:

•	For the first six months of 2020, the provision for loan losses was $1,352,000, an increase in expense of $2,313,000 as compared to the credit for loan losses of $961,000 recorded in the first six months of 2019. As noted above, in 2020, the provision includes the effects of recording a specific allowance of $1,193,000 on a commercial loan in the first quarter, partially offset by the benefit from recording a charge-off of $107,000 in the second quarter 2020 on a commercial loan for which the previously-established allowance had been $674,000. In total, the provision for the first six months of 2020 included a net charge of $1,067,000 related to specific loans (net increase in specific allowances on loans of $905,000 and net charge-offs of $162,000); a charge of $646,000 attributable to increases in qualitative factors; a credit of $272,000 from the impact of a reduction in outstanding loans, excluding PPP loans; and a credit of $89,000 in the net charge-off experience factors used to estimate the allowance. The credit for loan losses in the first six months of 2019 included a benefit from eliminating specific allowances on commercial loans that were no longer considered impaired.

•	Net interest income was up $2,608,000 (10.1%) for the first six months of 2020 over the same period in 2019, reflecting the benefits of growth related to the Monument acquisition. The net interest margin was 3.73% for the first six months of 2020, down from 3.96% in 2019. The average yield on earning assets was 0.21% lower in 2020 as compared to 2019, while the average rate paid on interest-bearing liabilities was 0.01% lower in comparing the same periods. Average outstanding loans of $1.2 billion for the first six months of 2020 were up $234.7 million (24.3%) from the corresponding total for the first six months of 2019, reflecting the impact of the Monument acquisition which closed April 1, 2019 as well as significant loan growth in the second quarter 2019. Average total deposits of $1.304 billion for the first six months of 2020 were up $158.8 million from the 2019 total, reflecting the impact of the Monument acquisition, PPP-related activity and other factors.

•	Total noninterest income, excluding realized securities gains, for the first six months of 2020 was up $1,554,000 from the total for the first six months of 2019. Significant variances included the following:

➢	Net gains from sales of loans totaled $1,879,000 in the first six months of 2020, an increase of $1,571,000 over the total for the first six months of 2019. As noted above, the increase reflects an increase in volume of mortgage loans sold, due mainly to increased refinancing activity resulting from falling interest rates.

➢	Other noninterest income totaled $1,418,000, an increase of $451,000 over 2019. Income from realization of tax credits was $351,000 higher in the first six months of 2020 as compared to 2019. Also, dividend income from Federal Home Loan Bank stock was up $99,000, reflecting a higher average balance of stock held due to increased borrowings.

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➢	Interchange revenue from debit card transactions totaled $1,449,000 for the first six months of 2020, an increase of $107,000 (8.0%), reflecting an increase in transaction volumes.

➢	Trust and financial management revenue of $3,044,000 was $101,000 (3.4%) higher in the first six months of 2020 as compared to 2019, reflecting the impact of fees from new business growth in 2019.

➢	Service charges on deposit accounts of $2,081,000 in the first six months of 2020 were down $446,000 (17.6%) from the total for the first six months of 2019, as the volume of consumer and business overdraft activity fell significantly in the second quarter 2020.

➢	Net revenue from loan servicing fees decreased $235,000, as net fees were negative $172,000 (a decrease in revenue) in the first six months of 2020 as compared to net revenue of $63,000 in the first six months of 2019. The fair value of mortgage servicing rights decreased $396,000 in the first six months of 2020, as compared to a decrease of $148,000 in the first six months of 2019.

•	Noninterest expense, excluding merger-related expenses, increased $3,068,000 for the six months ended June 30, 2020 over the total for the first six months of 2019. Significant variances included the following:

➢	Total salaries and wages and benefits expenses increased $1,749,000, reflecting: inclusion of the former Monument operations for six months in 2020 as compared to three months in 2019; annual merit-based salary adjustments; an increase in overtime pay related mainly to mortgage lending activity; a reduction in expense due to a higher proportion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated; a slight reduction in incentive compensation expense; and an increase in health care expense due to higher claims on C&N’s partially self-insured plan.

➢	Data processing expenses increased $293,000, including the impact of increases in software licensing costs associated with lending, trust and other functions.

➢	Professional fees expense increased $290,000, including costs associated with a change in certain trust administrative activities to handle them on an outsourced basis.

➢	Other noninterest expense increased $254,000. Within this category, significant variances included the following:

▪	Donations expense increased $427,000, mainly due to an increase in donations associated with the Pennsylvania Educational Improvement Tax Credit program.

▪	Other operational losses increased $337,000, including an estimated accrual of $300,000 for penalties related to certain information returns.

▪	Expenses related to other real estate properties decreased $244,000 and collection expenses decreased $215,000. The reduction in both of these expense categories resulted from the completion in the first quarter 2020 of a complex commercial workout situation for which a significant amount of expenses were incurred in 2019.

▪	FDIC assessments expense decreased $81,000, as a significant portion of the assessed amounts for the first two quarters of 2020 were offset by credits based on the funding level of the insurance fund.

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Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,745,466,000 at June 30, 2020, up from $1,629,445,000 at March 31, 2020 and up 8.4% from $1,609,685,000 at June 30, 2019.

•	Net loans outstanding (excluding mortgage loans held for sale) were $1,230,387,000 at June 30, 2020, up from $1,156,143,000 at March 31, 2020 and up 11.0% from $1,108,483,000 at June 30, 2019. In comparing outstanding balances at June 30, 2020 and 2019, total commercial loans were up $138.4 million (26.6%), including PPP loans of $97.1 million, total residential mortgage loans were lower by $10.3 million (1.8%) and total consumer loans were down $3.4 million (16.9%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $210,778,000 at June 30, 2020, up $37.9 million (21.9%) from June 30, 2019.

•	The recorded investment in PPP loans at June 30, 2020 of $97.1 million included contractual principal balances totaling $100.1 million, reduced by net deferred loan origination fees of $3.0 million. The term of most of C&N’s PPP loans is two years, with repayment from the SBA to occur sooner to the extent the loans are forgiven.

•	To work with clients impacted by COVID-19, C&N is offering short-term loan modifications (deferrals) on a case-by-case basis to borrowers who were current in their payments prior to modification. These loans are not reported as past due or troubled debt restructurings during the deferral period. Most of the deferrals under this program were originated in March and the second quarter 2020, typically for a 90-day period. There have been 706 loans for which deferrals have been granted through June 30, 2020 with an aggregate recorded investment of approximately $202 million at the time of deferral. At June 30, 2020, there were 541 loans, with an aggregate recorded investment of approximately $159 million, that remained in deferral status under the program.

•	Total nonperforming assets as a percentage of total assets was 1.33% at June 30, 2020, up from 0.99% at March 31, 2020 and 0.95% at June 30, 2019. Nonperforming loans with a valuation allowance increased $5,480,000, to $12,189,000 at June 30, 2020 from $6,709,000 at March 31, 2020. Similarly, total nonaccrual loans increased $6,454,000, to $18,763,000 at June 30, 2020 from $12, 309,000 at March 31, 2020. At June 30, 2020, there were three commercial loan relationships with an aggregate outstanding balance of $7,576,000 that management identified as impaired and classified as nonaccrual in the second quarter 2020. The total specific allowance for loan losses related to these impaired loans was $504,000 at June 30, 2020. The impact of these increases in impaired and nonaccrual loans was partially offset by removal from those classifications of the commercial loan noted earlier, which had a balance of $1,255,000 and a specific allowance of $674,000 at March 31, 2020 and which was paid off with a charge-off of $107,000 in the second quarter. In addition, there was a commercial loan with an outstanding balance of $815,000 at March 31, 2020 with a specific allowance of $60,000 that was no longer considered impaired at June 30, 2020 due to improved circumstances with the underlying business, and which was restored to accrual status in the second quarter.

•	Deposits and repo sweep accounts totaled $1,383,382,000 at June 30, 2020, up from $1,252,319,000 at March 31, 2020, and up 7.5% from $1,287,335,000 at June 30, 2019.

•	Total shareholders’ equity was $255,791,000 at June 30, 2020, up from $251,228,000 at March 31, 2020 and $239,716,000 at June 30, 2019. Within shareholders’ equity, the portion of accumulated other comprehensive income related to available-for-sale debt securities was $11,472,000 at June 30, 2020, up from $9,230,000 at March 31, 2020 and $3,138,000 at June 30, 2019. Fluctuations in accumulated other comprehensive income related to valuations of available-for-sale debt securities have been caused by changes in interest rates.

•	Citizens & Northern Bank is subject to various regulatory capital requirements. At June 30, 2020, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future, including as projected to include the effect of the Covenant acquisition.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $984,853,000 at June 30, 2020, up 13.2% from $869,636,000 at March 31, 2020 and 3.8% from $948,998,000 at June 30, 2019. Fluctuations in values of assets under management reflect the impact of high recent market volatility attributable to COVID-19 and other factors.

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Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York, as well as loan production offices in Elmira, New York and Warminster and York, Pennsylvania. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: the effect of COVID-19 and related events, which could have a negative effect on C&N’s business prospects, financial condition and results of operations, including as a result of quarantines; market volatility; market downturns; changes in consumer behavior; business closures; deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations to C&N (and any related forbearances or restructurings that may be implemented); changes in the value of collateral securing outstanding loans; changes in the value of the investment securities portfolio; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls; declines in the demand for loans and other banking services and products, as well as increases in non-performing loans, owing to the effects of COVID-19 in the markets served by C&N and in the United States as a whole; declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments and individual customers in the markets served by C&N; or branch or office closures and business interruptions.triggered by the disease; changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions caused by factors other than COVID-19; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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